                                                                    EXHIBIT 99.1

                                 PRESS RELEASE
                                 -------------


MOUNTAIN VIEW, CALIF., December 23, 1997 - As previously reported, in November 1997 CONNECT, Inc. (NASDAQ: CNKT) issued in a private placement $10.32 million of convertible debt securities (the "Notes"), together with related warrants. The Company and the holders of the Notes now have agreed to exchange (the "Exchange") 5,160,000 shares of the Company's Series A Preferred Stock (the "Preferred Stock") for all $10.32 million principal amount of outstanding Notes, plus accrued interest. The exchange of the Notes for shares of Preferred Stock is subject to various closing conditions, including among others the approval of the Company's stockholders at a special meeting to be held in February 1998. At the special meeting, the stockholders of the Company also will be asked to approve a one-for-five reverse stock split and an increase in the number of authorize shares of Common Stock from 40 million to 60 million. A summary of the terms of the Notes and the Preferred Stock will be set forth in a Form-8k filed by the Company with the Securities and Exchange Commission.

     Similar to the Notes, each share of Preferred Stock is convertible at the option of the holder into that number of shares of the Company's Common Stock equal to the greater of (i) the quotient obtained by dividing $2.00, plus accumulated but unpaid dividends, by the conversion price or (ii) the quotient obtained by dividing $2.00, plus accumulated but unpaid dividends, by 80% (60% after December 15, 1999) of the average closing bid price for the 10 trading days prior to conversion. The initial conversion price is $2.00 ($1.50 after December 15, 1999), and is subject to adjustment in the event of issuances of capital stock at a purchase price of less than $2.00 (other than issuances of Common Stock to employees of or consultants to the Company), and convertible securities with a conversion price of less than $2.00 per share, and stock splits, stock combinations and the like.

     An additional term of the Preferred Stock enables holders of Preferred Stock (in the event of a liquidation event, including certain mergers and sales of the Company) to receive $1.00, plus accumulated but unpaid dividends, per share of Preferred Stock held by them prior to any distribution to holders of shares of the Company's Common Stock. After receipt of the full $1.00 per share, all remaining assets of the Company will be distributed to holders of shares of Preferred Stock (on an as-if converted to Common Stock basis, but using 60%, rather than 80%, of the average closing bid price) and Common Stock ratably based on the number of shares of stock held by them. The Company is obligated to file with the Securities and Exchange Commission a registration statement with respect to the resale of the shares issuable upon conversion of the Notes and the Preferred Stock and exercise of the Warrants.

     In November 1997, The Nasdaq Stock Market, Inc. ("NASDAQ") notified the Company that the Company's net worth as of September 30, 1997 caused the Company not to meet NASDAQ's listing requirements for inclusion on The Nasdaq National Market. Specifically, NASDAQ requires that the Company maintain $4.0 million of net tangible assets, and the Company's net tangible assets equaled $2.4 million at September 30, 1997. While the Company completed the Convertible Note financing in November which increased the Company's cash assets by approximately $10 million, the Convertible Notes are considered as debt, and as a result the financing did not increase the Company's net tangible assets. If the Convertible Notes are exchange for shares of Preferred Stock, which is considered as equity for financial accounting purposes, the Company's net assets will increase and the Company will be in compliance with the NASDAQ net tangible assets requirements. As a result the Exchange, if approved and completed, allows the Company to maintain the listing of its Common Stock on the NASDAQ National Market for so long as the Company continues to comply with NASDAQ's requirements. If the Exchange is not consummated on or before February 28, 1998, the Exchange Agreements will terminate and the Convertible Notes will remain outstanding. In such event, it is likely that the Company's shares of Common Stock will be delisted from the Nasdaq National Market soon after February 28, 1998.

     The securities to be issued by the Company in the Exchange will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Editor and Analyst Contact
Joe Girata
CONNECT, Inc.
415/254-4000